Exhibit 99.2


       Gulf Sells U.K. North Sea Assets to Kerr-McGee for Cdn $590 Million

     OKLAHOMA CITY (March 16, 1998) - Gulf Canada Resources Limited and Kerr-McGee Corporation (NYSE: KMG) announced today that the companies have signed a definitive agreement under which Gulf will sell its United Kingdom North Sea operations to Kerr-McGee for Cdn $590 million in cash. The effective date of the transaction is March 31, 1998, and the companies expect the transaction to be complete by mid-May 1998, subject to regulatory approval.

     Gulf Canada President and CEO Dick Auchinleck said, "The proceeds from the sale of our U.K. North Sea assets will be used to repay debt and goes a long way to meeting our $850 million debt reduction target aimed at strengthening Gulf's balance sheet."

     Luke R. Corbett, chairman and CEO of Kerr-McGee, added, "The acquisition of these North Sea assets will add a currently identified proved and potential reserve base of 100 million BOE, with upside potential. The geographic synergies between Kerr-McGee's and Gulf Canada's portfolio provide obvious enhancement. We are particularly pleased to be acquiring an additional 21.5% interest in our operated Gryphon field, where we have further exploitation work planned. In terms of net production, Gulf Canada's 19,000 barrels per day will increase our current North Sea production by 80% to over 42,000 barrels per day. Projects now under way will cause this rate to increase by year-end, providing a strong base for further exploration and development opportunities."

     The assets to be sold represent all of Gulf's holdings in the U.K. North Sea involving some 28 licenses, including interests in the Wytch Farm, Gryphon, Andrew and Ross fields.


CONTACTS:
Kerr-McGee Corporation                    Gulf Canada Resources Limited
Rick Buterbaugh                           Investor Relations and Public Affairs
(405) 270-3561                            (303) 813-3800